Filed pursuant to Rule 424(b)(7)
Registration No. 333-164013

PROSPECTUS
THOMAS PROPERTIES GROUP, INC.
2,815,050 Shares of Common Stock

This prospectus relates to the sale from time to time of up to 2,815,050 shares of our common stock, par value $0.01 per share, by the selling securityholders named in this prospectus, which shares were or may in the future be issued upon the redemption by the selling securityholders of units representing limited partnership interests in Thomas Properties Group, L.P., our operating partnership (including operating partnership units issued upon the conversion of incentive units granted to the selling securityholders under our 2004 Equity Incentive Plan, or the “Incentive Plan”), in transactions not registered under the Securities Act of 1933, or the “Securities Act.”
We are registering the applicable shares of our common stock to provide the selling securityholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any incentive units held by the selling securityholders will vest and be converted into operating partnership units, that the selling securityholders will redeem their operating partnership units, that upon any such redemption we will elect, in our sole and absolute discretion, to redeem some or all of the operating partnership units for shares of our common stock rather than cash or that shares of our common stock received upon the redemption of operating partnership units will be sold by the selling securityholders.
We have not and will not receive any proceeds from the issuance of the shares of our common stock covered by this prospectus to the selling securityholders, nor will we receive any proceeds from any sale of such shares by the selling securityholders. However, we have agreed to pay certain expenses related to the registration of the shares.
Our common stock is traded on the Nasdaq Global Market under the symbol “TPGI.” On June 28, 2012, the closing price was $5.18 per share.
For a description of how the shares may be offered or sold to investors, see “Plan of Distribution” beginning on page 15 of this prospectus.
See “Risk Factors” on page 4 of this prospectus for a discussion of certain risks related to an investment in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 29, 2012.

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You must not rely upon any unauthorized information or representation. The common stock to be sold under this prospectus is not being offered in any jurisdiction where the offer or sale is not permitted or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf process, the selling securityholders may sell from time to time up to 2,815,050 shares of our common stock in one or more offerings. You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference into this prospectus or any prospectus supplement, is accurate only as of the date on the front cover of this prospectus, the applicable prospectus supplement or the document containing the information, as the case may be.
References in this prospectus to the terms “we,” “us,” “Thomas Properties Group,” “our company” or other similar terms mean Thomas Properties Group, Inc., including our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.
FORWARD-LOOKING STATEMENTS
A number of the statements made or incorporated by reference in this prospectus are not historical or current facts, but instead signify potential future circumstances and developments. These statements are intended as “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995. In particular, statements pertaining to our capital resources, joint venture relationships, anticipated growth from operations, property portfolio performance and results of operations contain forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated and you should not rely on them as predictions of future events. Although information is based on our current estimates, forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. You are cautioned not to place undue reliance on this information as we cannot guarantee that any future expectations and events described will happen as described or that they will happen at all. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	our lack of significant control in some of our joint ventures with third parties;

•	our joint venture partners have rights under our joint venture agreements that could adversely affect us;

•	our reliance on revenue from significant tenants;

•	the impact of adverse economic or real estate developments in the three regional markets in which we are currently active;

•	failure to obtain any necessary third party financing;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates, tax rates, insurance and other operating costs;

•	the risk of default under our debt obligations;

•	potential losses that may not be covered by insurance and could result in our inability to repair damaged properties;

•	our reliance on key personnel, the loss of whom could impair our ability to operate our business successfully;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to successfully develop or manage properties;

•	significant competition which may decrease or prevent increases of occupancy and rental rates of our properties;

•	lower market rents or increased vacancy rates;

•	the effect on us of tax legislation or other legislation relating to or affecting the ownership of our properties; and

•	environmental uncertainties and risks related to natural disasters.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all the information that may be important to you and that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled “Risk Factors” as well as the other data and documents incorporated herein by reference.
Our Business
We are a full-service real estate operating company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. Our company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through strategic joint ventures, property development and redevelopment, and investment property management activities. Property operations comprise our primary source of cash flow and provide revenue through rental operations, property management, asset management, leasing and other fee income. Our acquisitions program targets properties purchased both for our own account and those of third parties, targeted at “core,” “core plus,” and “value-add” properties. We engage in property development and redevelopment as market conditions warrant. As part of our investment management activities, we earn fees for advising institutional investors on property portfolios.
Our properties are located in Southern California and Sacramento, California; Philadelphia, Pennsylvania; Northern Virginia; and Houston and Austin, Texas. As of March 31, 2012, we owned interests in and asset managed 20 operating properties with 11.0 million rentable square feet and provided leasing, asset and/or property management services on behalf of third parties for an additional five operating properties with 2.7 million rentable square feet. We also own interests in land entitled for the development of approximately 5.2 million feet of office and mixed use space as of March 31, 2012.
We are a Delaware corporation incorporated on March 9, 2004. Under Delaware law and our certificate of incorporation, our duration is perpetual. We conduct our business through our operating partnership, in which we owned a 74.7% interest as of March 31, 2012. Our executive offices are located at 515 South Flower Street, Sixth Floor, Los Angeles, California, 90071 and our telephone number at that address is (213) 613-1900. Our website address is www.tpgre.com. Information contained on our website is not a part of this prospectus.
Selling Securityholders
Operating Partnership Units
Simultaneously with the completion of our initial public offering in 2004, we consolidated substantially all of the ownership in the commercial real estate investment, management, leasing and development business of our predecessor, Thomas Properties Group, LLC and its affiliates, into Thomas Properties Group, L.P., our operating partnership. We are the sole general partner of our operating partnership and we conduct substantially all of our business through our operating partnership. Also at the time of our initial public offering, our operating partnership issued operating partnership units to contributors of property interests to our operating partnership, who became limited partners of our operating partnership.
At the time of our initial public offering, we granted the limited partners who acquired operating partnership units the right, commencing 14 months after the consummation of our initial public offering, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our company's common stock at the time of the redemption. Alternatively, we retained the right to elect to acquire those units in exchange for shares of our company's common stock. Our acquisition of such operating partnership units is to be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. With each redemption, we increase our company's percentage ownership interest in our operating partnership. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when restricted by applicable law or our organizational documents.
As of June 15, 2012, holders of operating partnership units issued at the time of our initial public offering had redeemed 2,183,335 units, for which we elected to issue shares of our common stock on a one-for-one basis, which shares will be registered under the registration statement of which this prospectus is a part.
Incentive Units
In addition, concurrent with our initial public offering, we adopted the 2004 Equity Incentive Plan (the “Incentive Plan”), which provides incentives to our employees and serves to attract, reward and retain personnel. Our Incentive Plan permits the granting of awards in the form of options to purchase common stock, restricted shares of common stock and restricted incentive units in our operating partnership.

Incentive units granted to our executive officers represent a profits interest in our operating partnership, and whether vested or not, receive the same per unit distribution as holders of other operating partnership units. Vested incentive units can be converted into regular operating partnership units in our operating partnership. After conversion, these operating partnership units can be redeemed for cash or, at our option, shares of our common stock, as described above.
Under the Incentive Plan, as of June 15, 2012, we had granted 1,377,714 incentive units to certain of our executive officers, including the selling securityholders of which, in April 2007, 45,000 were redeemed by one of the selling securityholders, for which we elected to pay cash. These awards generally vest over a multi-year period to encourage employees to remain with our company. As of June 15, 2012, a total of 1,309,013 incentive units had vested and 972,780 of such incentive units had been converted into operating partnership units and redeemed for common stock. Of the 2,815,050 shares of common stock we are registering pursuant to the registration statement of which this prospectus is a part, 359,934 shares relate to the prospective future issuance by us of common stock upon the redemption of operating partnership units received upon the conversion of incentive units that have vested and incentive units that may vest during 2013.
Registration Rights
We granted registration rights pursuant to a registration rights agreement to certain holders of shares of our common stock that may be acquired by them in connection with the exercise of redemption rights under our operating partnership agreement, which may include the redemption of operating partnership units received upon the vesting of incentive units in our operating partnership granted under our equity plan. We will bear the costs related to the registration of the shares covered by this prospectus, except that the selling securityholders will pay any underwriting fees, discounts or commissions and any out-of-pocket expenses incurred by the selling securityholders.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risk factors set forth in our periodic and other reports filed with the SEC and incorporated by reference in this prospectus, and any risk factors that may be contained in a prospectus supplement. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.
USE OF PROCEEDS
We have not received and will not receive any proceeds from the issuance of the shares of our common stock covered by this prospectus to the selling securityholders, nor will we receive any proceeds from any sale of such shares by the selling securityholders. The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the accounts of the selling securityholders.
The selling securityholders will pay any underwriting fees, discounts or commissions and any out-of-pocket expenses incurred by the selling securityholders.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is a summary. You should refer to our certificate of incorporation and our bylaws for the actual terms of our capital stock. Copies of our certificate of incorporation and bylaws may be obtained as described under the heading “Where You Can Find More Information” in this prospectus.
Authorized Capital Stock
We are authorized to issue up to 225,000,000 shares of common stock, par value $0.01 per share, 25,000,000 shares of preferred stock, par value $0.01 per share and 20,000,000 shares of limited voting stock, par value $0.01 per share. As of June 15, 2012, 45,990,647 shares of common stock, no shares of preferred stock and 12,313,331 shares of limited voting stock were issued and outstanding.
Common Stock
The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock vote together as a single class with holders of our limited voting stock on those matters upon which the holders of limited voting stock are entitled to vote. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends when, if, and as may be declared by the board of directors out of funds legally available for dividend payments. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock.
Limited Voting Stock
Each operating partnership unit issued in connection with the formation of our operating partnership at the time of our initial public offering in 2004 was paired with one share of limited voting stock. Operating partnership units issued under other circumstances, including upon the conversion of incentive units granted under the Incentive Plan, are not paired with shares of limited voting stock. These shares of limited voting stock are not transferable separate from the limited partnership units they are paired with, and each operating partnership unit is redeemable together with one share of limited voting stock by its holder for cash, or, at our election, one share of our common stock. Upon the redemption by the selling securityholders of 2,183,335 operating partnership units issued in our formation transactions, for which we issued an equal number of shares of common stock we are registering pursuant to the registration statement of which this prospectus is a part, the paired shares of limited voting stock were cancelled. Each share of limited voting stock entitles its holder to one vote on the election of directors, certain extraordinary transactions, including a merger or sale of our company, and amendments to our certificate of incorporation. Shares of limited voting stock are not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to shares of our common stock or any other class or series of our stock, and are not entitled to receive any distributions in the event of liquidation or dissolution of our company. Shares of limited voting stock have no class voting rights, except to the extent required by Delaware law. Any redemption of a unit in our operating partnership will be redeemed together with a share of limited voting stock in accordance with the redemption provisions of the operating partnership agreement, and the share of limited voting stock will be cancelled and not subject to reissuance.

Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series. In addition, our board of directors may fix the rights, preferences and privileges of any series of preferred stock it may determine to issue. These rights may include a preferential return in the event of our liquidation, the right to receive dividends if declared by the board of directors, special dividend rates, conversion rights, redemption rights, superior voting rights to the common stock, the right to protection from dilutive issuances of securities, or the right to approve corporate actions. Any or all of these rights may be superior to the rights of the common stock. As a result, preferred stock could be issued with terms that could delay or prevent a change in control or make removal of our management more difficult. Additionally, our issuance of preferred stock may decrease the market price of our common stock.
Our board of directors also may fix or alter from time to time the qualifications, limitations or restrictions of any wholly unissued series of preferred stock, establish from time to time the number of shares constituting any such series or any of them and increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of the shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Certain Provisions Affecting Control of the Company
Delaware Law.
We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“Delaware Law”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a “business combination” with any “interested stockholder,” defined as a (i) stockholder who owns 15% or more of the corporation's outstanding voting stock, or (ii) an affiliate or associate of the corporation that owned 15% or more of the corporation's capital stock at any time in the three-year period prior to the determination, unless:

•	the transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the date the interested stockholder attained this status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the relevant date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of the provisions of Section 203. This statute could prevent or delay mergers or other takeover or change-of-control transactions for us and, accordingly, may discourage attempts to acquire us.
Certificate and Bylaw Provisions.
The following summary of certain provisions of our certificate of incorporation and bylaws is not complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, copies of which may be obtained as described under the heading “Where You Can Find More Information” in this prospectus.
Our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board of directors, our Chief Executive Officer, a majority of our board of directors, or the holder or holders of 25% or more of the outstanding capital stock of our company entitled generally to vote in the election of directors. Our certificate of incorporation also specifies that the authorized number of directors may be changed only by a resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Vacancies in our board may only be filled by the remaining directors, and any additional directorships resulting from an increase in the number of directors may only be filled by the directors.
As described above, our board of directors is authorized to issue up to 25,000,000 shares of preferred stock and to determine the price and the rights preferences and privileges of these shares, without stockholder approval, which could also delay or prevent a change in control transaction.
In addition, our certificate of incorporation provides that stockholders may not act by written consent, but rather may only act at duly called meetings. Should any stockholder desire to present business at any meeting, they must comply with certain advance notice provisions in our bylaws.
These provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in control of us or our management (including transactions in which stockholders might otherwise receive a premium for their shares over the then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.
Transfer Agent and Registrar
Computershare Investor Services is the transfer agent and registrar for the common stock.

REDEMPTION OF OPERATING PARTNERSHIP UNITS FOR COMMON STOCK
Redemption
The selling securityholders named in this prospectus received an aggregate of 2,183,335 operating partnership units in connection with the formation of our operating partnership at the time of our initial public offering in 2004, and, as of June 15, 2012, all of the units have been redeemed, for which we elected to issue shares of our common stock. In addition, we have granted the selling securityholders an aggregate of 1,377,714 incentive units under the Incentive Plan of which, in April 2007, 45,000 were redeemed by one of the selling securityholders, for which we elected to pay cash. As of June 15, 2012, a total of 1,309,013 incentive units had vested and 972,780 of such incentive units had been converted into operating partnership units and redeemed for shares of our common stock. With respect to the remaining incentive units that vested in 2011 and 2012 and the units that may vest in 2013 and be so converted, we have prospectively registered the resale by the selling securityholders of an aggregate of 359,934 shares of our common stock that may be issued by us upon redemption.
The selling securityholders may require our operating partnership to redeem their operating partnership units for cash by delivering to us, as general partner of our operating partnership, a notice of redemption. Upon receipt of the notice of redemption, we may, in our sole and absolute discretion, subject to the limitations on ownership and transfer of our common stock set forth in our charter, elect to redeem some or all of those operating partnership units for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events.
Once we receive from a limited partner a notice of redemption of operating partnership units, we will determine whether to redeem the tendering limited partner's operating partnership units for cash or to redeem some or all of the tendering limited partner's operating partnership units for shares of our common stock. We will promptly notify the tendering limited partner if we decide to redeem the tendering limited partner's operating partnership units for shares of our common stock. Any shares of our common stock that we issue will be duly authorized, validly issued, fully paid and nonassessable, free of any pledge, lien, encumbrance or restriction other than those provided in:

•	our charter;

•	our bylaws;

•	the Securities Act;

•	relevant state securities or blue sky laws; and

•	any registration rights agreement with respect to the shares entered into by the tendering holder.
Each tendering limited partner will continue to own all operating partnership units subject to any redemption and be treated as a limited partner with respect to the operating partnership units for all purposes until the limited partner transfers the operating partnership units to us, is paid for them or receives shares of our common stock upon the redemption of them. Until that time, the limited partner will have no rights as one of our stockholders with respect to the shares to be issued upon the redemption of the limited partner's operating partnership units.
Generally, the nature of an investment in our common stock is similar in several respects to an investment in operating partnership units. Holders of our common stock and holders of operating partnership units generally receive the same distributions. Common stockholders and holders of operating partnership units generally share in the risks and rewards of ownership in our business conducted through our operating partnership. However, there are differences between ownership of operating partnership units and ownership of our common stock, some of which may be material to investors.

Conditions to Redemption
We will issue shares of our common stock upon the redemption of operating partnership units by a tendering limited partner if each of the following conditions is satisfied or waived:

•
the tendering limited partner redeems at least 1,000 operating partnership units, or, if less than 1,000 operating partnership units, all of the operating partnership units held by the tendering limited partner;

•
the redemption is not effected during the period after the record date that we established for a distribution from our operating partnership to its limited partners and before the record date that we established for a distribution to our common stockholders; and

•	the consummation of any redemption will be subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
This section summarizes the material federal income tax consequences to us and to holders of our common shares. Because this section is a general summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations (except to the limited extent discussed in “Taxation of Tax-Exempt Stockholders”), financial institutions, dealers in securities, certain expatriates, investors that do not hold common shares as capital assets, partnerships and other “pass-through” entities for federal income tax purposes, investors holding shares of our common stock as part of a hedge, straddle, conversion or other risk-reduction, integrated, or constructive sale transaction, and non-U.S. individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-U.S. Stockholders”).
This discussion is based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. This discussion does not address tax considerations other than federal income tax considerations.
This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal, state, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our common shares and the effect of potential changes in applicable tax laws.
Taxation of Our Company
The Company is treated as a taxable “C corporation” under the Internal Revenue Code of 1986, as amended (the “Code”). As such, the net income from operations and net capital gains, including the Company's distributive share of income, gains and losses from partnerships in which it has interests, including the Operating Partnership, are subject to tax at applicable corporate income tax rates.
Taxation of Our Stockholders
For purposes of this discussion, the term “U.S. stockholder” means a holder of shares of our common stock, that, for federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. stockholder” means a beneficial owner of shares of our common stock other than a U.S. stockholder.
In the case of an entity treated as a partnership for federal income tax purposes that holds shares of our common stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership.

Taxation of Taxable U.S. Stockholders
A U.S. stockholder will be required to take into account as dividend income, any distributions made out of our current or accumulated earnings and profits. A U.S. stockholder that is a taxable corporation generally should qualify for an applicable dividends received deduction if the requisite holding period and certain other requirements are satisfied.
Distributions that we make out of our current or accumulated earnings and profits generally will be eligible to be treated as “qualified dividend income”. Qualified dividend income is taxable to non-corporate U.S. stockholders at long-term capital gain rates (currently 15%), provided that the stockholder (1) has held the shares of common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares of common stock became ex-dividend with respect to the relevant distribution, and (2) the stockholder does not elect to treat the dividends as investment income for purposes of the investment interest limitations.
Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder's shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. stockholder's shares, the distributions will be taxable as capital gain, provided that the shares are a capital asset held by the U.S. stockholder. Although we have paid distributions in excess of our current and accumulated earnings and profits in the past, no assurances can be provided that we will pay distributions in excess of our current and accumulated earnings and profits in future periods.
In general, any gain or loss realized upon a taxable disposition of our common shares by a U.S. stockholder will be treated as long-term capital gain or loss if the U.S. stockholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 15%. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. stockholder purchases other common shares within 30 days before or after the disposition under rules applicable to “wash sales.” Stockholders should consult their own tax advisers regarding the application of the wash sales to their particular circumstances.

Beginning in 2013, investment income, including capital gains, will be subject to an additional 3.8% surtax when it is earned by certain higher-income individuals.  The surtax applies to the lesser of (1) net investment income, or (2) the excess of adjusted gross income over a threshold amount.  The threshold amount is $250,000 for spouses filing a joint return and $200,000 for single taxpayers.  Thus, for example, the effective federal tax rate on long-term capital gains recognized by taxpayers subject to the surtax would be increased from 15% to 18.8% (or from 20% to 23.8% if the reduction from 20% to 15% enacted in 2003 is allowed to expire, as it is scheduled to do after 2012).
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation, but are subject to taxation on their “unrelated business taxable income” (“UBTI”). Although many investments in real estate generate unrelated business taxable income, dividend distributions from a taxable C corporation, such as our Company, will not be UBTI to a tax-exempt stockholder, provided that a tax-exempt holder has not held our shares of common stock as “debt financed property” within the meaning of the Code, or has otherwise held or used them in a trade or business. Similarly, income from the sale of a common share will not constitute UBTI unless the tax-exempt holder has held such common shares as debt financed property within the meaning of the Code or has held or used the common share in a trade or business.
Taxation of Non-U.S. Stockholders
The rules governing U.S. federal taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local tax laws on ownership of shares of our common stock, including any reporting requirements.
Distributions with respect to shares of our common stock by us to a non-U.S. stockholder generally will be treated as dividends to the extent that they are made out of our current or accumulated earnings and profits.

Dividends generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty (provided the non-U.S. stockholder qualifies for such benefit), unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder provides us with a properly executed IRS Form W-8BEN certifying eligibility for the reduced rate; or

•
the non-U.S. stockholder provides us with a properly executed IRS Form W-8ECI claiming that the distribution constitutes income that is effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business.

Corporate non-U.S. stockholders may also be subject to an additional “branch profits tax” at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with such holder's conduct of a trade or business (which may include dividends paid on our common shares) within the United States, subject to any exemption or reduction provided by an applicable income tax treaty (provided the non-U.S. stockholder qualifies for such benefit).
A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder's common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. Distributions in excess of current and accumulated earnings and profits that exceed the adjusted basis of the non-U.S. stockholder in its shares of common stock will be treated as gain from the sale of its common shares, the tax treatment of which is described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

However, a non-U.S. stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. Although we have paid distributions in excess of our current and accumulated earnings and profits in the past, no assurances can be provided that we will pay distributions in excess of our current and accumulated earnings and profits in future periods.
Gain recognized by a non-U.S. stockholder upon the sale or exchange of shares of our common stock generally would not be subject to U.S. taxation unless:

•
the investment in shares of our common stock is effectively connected with the conduct of the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on a net basis in a manner similar to the taxation of U.S. stockholders with respect to any gain;

•
the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a tax home in the United States or certain other conditions exist, in which case any gain from the sale or exchange of our shares of common stock will be included in determining the individual's net capital gain from U.S. sources for the taxable year, subject to a 30% withholding tax; or

•
the shares of our common stock constitute a U.S. real property interest (“USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”) provisions of the Code, as described below.

The shares of our common stock will not constitute a USRPI if we are not a USRPHC at any time during the applicable testing period. We expect that we are and will continue to be a USRPHC. Gain arising from the sale still would not be subject to FIRPTA tax if:

•	the shares of our common stock are considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE or the NASDAQ Global Market; and

•
the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding shares of our common stock being sold throughout the shorter of the period during which the non-U.S. stockholder held the shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of shares of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain on a net basis in a manner similar to the taxation of a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.
If such non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional “branch profits” tax at a gross rate of 30% on its earnings and profits for the taxable year that are effectively connected with its conduct of its United States trade or business, subject to exemption or reduction provided by any applicable income tax treaty (provided the non-U.S. stockholder qualifies for such benefit).
The Obama Administration has recently proposed legislation that would limit the ability of non-U.S. investors to claim relief from U.S. withholding tax in respect of dividends paid on common stock, if such investors hold common stock through a non-U.S. intermediary that is not a “qualified intermediary.” The Administration's proposals also would limit the ability of certain non-U.S. entities to claim relief from U.S. withholding tax in respect of dividends paid to such non-U.S. entities unless those entities have provided documentation of their beneficial owners to the withholding agent. A third proposal would impose a 20% withholding tax on the gross proceeds of the sale of common stock effected through a non-U.S. intermediary that is not a qualified intermediary and that is not located in a jurisdiction with which the United States has a comprehensive income tax treaty having a satisfactory exchange of information provision. A non-U.S. investor generally would be permitted to claim a refund to the extent any tax withheld exceeded the investor's actual tax liability. It is unclear whether, in what form, and with what effective dates these or similar proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the Administration's proposals on their investment in respect of the common stock.
Estate Tax of Non-U.S. Stockholders
Shares of our common stock held (or deemed held) by an individual non-U.S. stockholder at the time of his or her death will be included in such non-U.S. stockholder's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.
Information Reporting Requirements and Backup Withholding
We report to our stockholders and to the Internal Revenue Service (the “IRS”), the amount of distributions we make during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding generally will be refundable or creditable against the stockholder's income tax liability.

Sunset of Tax Provisions
Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code will revert to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gain of 15% (rather than the prior 20% rate) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our shares of common stock discussed herein.
State and Local Taxes
We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property, or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

SELLING SECURITYHOLDERS
Holders of our operating partnership units have rights to cause our operating partnership to redeem part or all of their operating partnership units for cash, based upon the fair market value of an equivalent number of shares of our common stock the operating partnership units represent at the time of the redemption, or, at our election, shares of our common stock.
Each operating partnership unit issued in connection with the formation of our operating partnership at the time of our initial public offering in 2004 will be redeemed together with a share of limited voting stock in accordance with the redemption provisions of our operating partnership agreement, and the share of limited voting stock will be canceled and not subject to reissuance. Operating partnership units issued under other circumstances, including upon the conversion of incentive units granted under the Incentive Plan, are not paired with shares of limited voting stock.
We granted registration rights to certain holders of shares of our common stock that may be acquired by them in connection with the exercise of redemption rights under our operating partnership agreement. We will bear expenses incident to our obligations under the registration rights agreement, other than underwriting fees, discounts or commissions or any out-of-pocket expenses.
The following table sets forth the following information with respect to each selling securityholder: (i) the name of the selling securityholders; (ii) the number of shares of our common stock to be offered hereby by each selling securityholder; and (iii) the number of shares of common stock and the percentage of the outstanding shares of common stock to be beneficially owned by each selling securityholder after completion of the offering of the common stock hereunder. Beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the selling securityholders named below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Name	Shares of Our Common Stock Beneficially Owned as of June 15, 2012	Maximum Number of Shares of Our Common Stock Issuable Upon Conversion and Redemption of Vested and Certain Unvested Incentive Units(1)	Shares of Our Common Stock Beneficially Owned Following Conversion of Vested and Certain Unvested Incentive Units(2)		Maximum Number of Shares of Our Common Stock to Be Resold under this Registration Statement	Shares of Our Common Stock Owned After Resale(3)
			Shares	Percent		Shares	Percent
Diana M. Laing (4)	176,652	116,600	293,252	*	191,045	102,207	*
Thomas S. Ricci (5)	449,198	13,334	462,532	1.0%	303,335	159,197	*
Paul S. Rutter (6)	40,910	160,000	200,910	*	160,000	40,910	*
Randall L. Scott (7)	606,451	13,334	619,785	1.3	448,335	171,450	*
John R. Sischo (8)	341,692	56,666	398,358	*	212,335	186,023	*
James A. Thomas (9)	3,344,677	—	3,344,677	7.0	1,500,000	1,844,677	3.9%
Total	4,959,580	359,934	5,319,514	11.1%	2,815,050	2,504,464	5.2%

*	Less than 1%.

(1)
Assumes that incentive units granted to the selling stockholders as of June 15, 2012 that have vested or will vest in 2013 and are converted into operating partnership units and that all such operating partnership units are redeemed for shares of our common stock.

(2)
Assumes that incentive units granted to the selling stockholders as of June 15, 2012 that have vested or will vest in 2013 vest and are converted into operating partnership units and that all such operating partnership units are redeemed for shares of our common stock. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of our common stock issued upon the redemption of the operating partnership units acquired upon the conversion of incentive units of only such selling securityholder. Also assumes that no transactions with respect to our common stock occur other than the conversion and redemption.

(3)
Assumes the selling securityholders sell all of their shares of our common stock offered under this registration statement. The percentage ownership is determined for each selling securityholder by taking into account the issuance and sale of shares of our common stock issued upon the redemption of the operating partnership units acquired upon the conversion of incentive units of only such selling securityholder.

(4)	Ms. Laing serves as the Chief Financial Officer and Secretary of our Company.

(5)	Mr. Ricci serves as an Executive Vice President of our Company.

(6)	Mr. Rutter serves as the Co-Chief Operating Officer and General Counsel of our Company.

(7)	Mr. Scott serves as an Executive Vice President and Director of our Company.

(8)	Mr. Sischo serves as the Co-Chief Operating Officer and Director of our Company.

(9)
Mr. Thomas serves as the Chairman of the Board, President and Chief Executive Officer of our Company. Includes 2,649,100 shares of common stock held by Thomas Investments Partners, Ltd. (“TIP”), a limited partnership of which Thomas Partners, Inc. (“TPI”) is the general partner. Mr. Thomas is the President and majority owner of TPI and therefore may be deemed to beneficially own all shares held by TIP. Also includes 383,070 shares of common stock held by The Lumbee Clan Trust, of which Mr. Thomas serves as trustee and may be deemed to beneficially own such shares.

Because the selling securityholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by any of them upon the termination of any particular offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION
This prospectus relates to the sale from time to time of up to 2,815,050 shares of our common stock by the selling securityholders named in this prospectus, which shares were or may in the future be issued upon the redemption by the selling securityholders of operating partnership units (including operating partnership units issued upon the conversion of incentive units granted under the Incentive Plan) in transactions not registered under the Securities Act.
We are registering the shares of our common stock to provide the selling securityholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that the selling securityholders' incentive units will vest and be converted into operating partnership units, that the selling securityholders will redeem their operating partnership units, that upon any such redemption we will elect, in our sole and absolute discretion, to redeem some or all of the operating partnership units for shares of our common stock rather than cash or that shares of our common stock received upon the redemption of operating partnership units will be sold by the selling securityholders.
We have agreed to keep this registration statement effective until all shares covered by the registration statement have been sold or are freely tradable under the Securities Act. In addition, we have agreed to prepare and file with the SEC, as promptly as practicable, such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement current and effective.
The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, automated interdealer quotation system, market or trading facility on which the shares are traded, in the over-the-counter market, or in private transactions. These dispositions may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at prices otherwise negotiated. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may sell the securities using one or more, or a combination of the following methods:

•	on The NASDAQ Stock Market (or any other exchange or automated quotation system on which the shares may be listed),

•	in the over-the-counter market,

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker or dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	short sales,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	through one or more underwritten offerings on a firm commitment or best efforts basis,

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share,

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law.
In addition, any shares of our common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under a supplement to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.
In connection with distributions of the shares of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which institutions may, in turn, engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the shares of our common stock short and redeliver these shares to close out the selling securityholders' short positions, or loan or pledge shares of our common stock to broker-dealers that may in turn sell these securities. The selling securityholders may also enter into option or other transactions with broker- dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the selling securityholders from the sale of the shares of common stock offered by them will be the purchase price of the shares less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker- dealers, including transactions of the nature described above. To the extent required under the Securities Act, the aggregate amount of selling securityholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement.
Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling securityholders' securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling securityholders. These rules may limit the timing of purchases and sales of the shares by such selling securityholders. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
We have not received and will not receive any proceeds from the issuance of the shares of our common stock to the selling securityholders, nor will we receive any proceeds from the sale of such shares by the selling securityholders. However, we have agreed to pay the following expenses of the registration of such shares:

•	registration and filing fees;

•	fees and expenses for complying with state securities or blue sky laws; and

•	the fees and expenses incurred in connection with listing our common stock on each securities exchange on which our similar securities issued are then listed.
We have no obligation to pay any underwriting fees, discounts or commissions attributable to the redemption of operating partnership units for our common stock by the selling securityholders or from the resale of such common stock by the selling securityholders. We also have no obligation to pay any out-of-pocket expenses incurred by the selling securityholders for transfer taxes, if any, relating to the sale of our common stock contemplated hereby.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address for the SEC's website is http://www.sec.gov.
We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities, and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is http://www.tpgre.com. The contents or our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed:

•
The description of our common stock set forth in our Registration Statement on Form S-1, as amended, which was declared effective by the SEC on October 6, 2004 (File No. 333-114527), which description is incorporated by reference into our Form 8-A filed with the SEC on July 16, 2004, and any amendment or report filed for the purpose of further updating such description;

•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 12, 2012 (File No. 000-50854), including certain information incorporated by reference from our Definitive Proxy Statement for our 2012 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2012;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, as filed with the SEC on May 9, 2012 (File No. 000-50854); and

•	Our Current Reports on Form 8-K as filed with the SEC on January 3, 2012, and January 17, 2012, May 31, 2012 and June 5, 2012 (File No. 000-50854).
You may request and we will provide to you, a copy of these filings at no cost, by writing or telephoning us at the following address:
Thomas Properties Group, Inc.
515 South Flower Street, Sixth Floor
Los Angeles, California 90071
(213) 613-1900
Attention: Investor Relations-Diana M. Laing

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the common stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

LEGAL MATTERS
Jones Day will pass upon the validity of the shares of common stock being offered hereby.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule of Thomas Properties Group, Inc.  and consolidated financial statements of TPG/CalSTRS, LLC included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting of Thomas Properties Group, Inc. as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.